Exhibit 10.1

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (this “Amendment”) is made and entered into as of this 18th day of October, 2023 (the “Effective Date”) by and between NWP RETAIL 18 LLC, a Massachusetts limited liability company (“Landlord”) and LEMAITRE VASCULAR, INC., a Massachusetts corporation (“Tenant”).

BACKGROUND

A.    Landlord and Tenant originally entered into a lease dated November 26, 2019 (the "Lease") with respect to the entire building measuring approximately 26,447 rentable square feet (the "Building") located at 32-34 Third Avenue, Northwest Park, Burlington, MA; and

B.    Pursuant to the Lease, the current Expiration Date is December 31, 2030.

C.    The parties now desire to extend the term of the lease for a period of four (4) additional years, to expire on December 31, 2034, and provide for certain other modifications to the Lease on account of such extension.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Lease as follows:

1.    Capitalized terms not defined in this Amendment shall have the meanings given them in the Lease. The background recitals set forth above are hereby incorporated herein.

2.    The Term of the Lease is hereby extended for an additional period of four (4) years from its current expiration date of December 31, 2030, such extension period commencing on January 1, 2031 and expiring on December 31, 2034 (the “First Extended Term”), subject to the terms of the Lease. Accordingly, as of the Effective Date, the Expiration Date stated in Section 1.1 of the Lease is changed to December 31, 2034. The First Extended Term shall be on all the same terms and conditions contained in the Lease, as hereby amended. Tenant is currently in possession of the Premises and accepts them in their current as-is condition for the First Extended Term without any representations or warranties by Landlord as to their condition, and without any obligation on the part of Landlord to perform any work to prepare the Premises for Tenant’s continued use. Notwithstanding anything to the contrary contained in the Lease, the parties confirm Tenant has no option to extend or renew the Term of the Lease beyond the expiration of the First Extended Term.

3.    Throughout the First Extended Term, the Annual Fixed Rent Rate and the Monthly Fixed Rent Rate shall be calculated as follows:

A.    Effective as of January 1, 2031, the Annual Fixed Rent Rate shall be adjusted to an amount equal to the greater of (i) the Annual Fixed Rent Rate last in effect, or (ii) the product of the $495,881.24 (i.e., $18.75/rsf multiplied by the Rentable Floor Area of the Premises) multiplied by a fraction, the numerator of which shall equal the Consumer Price Index for All Urban Consumers (CPI-U), Not Seasonally Adjusted, Boston-Cambridge-Newton, MA-NH All Items (1982-1984=100), as published by the Bureau of Labor Statistics of the United States Department of Labor (the “CPI”)1, for November of the year 2030 (or, if not available, as published for the prior month closest to November, 2030) and the denominator of which shall consist of the CPI as published for September of the year 2023 (or, if not available, as published for the prior month closest to September, 2023), with the Increase (as the term is defined below), and only such Increase, then being discounted by twenty-five percent (25%). As used in this paragraph 3, the term “Increase” means the percentage increase in the CPI between the two comparison years used in the applicable calculation under this Section 3. By way of example only, in connection with the calculation set forth above in this subparagraph A, if the CPI for September 2023 was 325.0 and the CPI for November 2030 was 357.5, then the Increase would be ten percent (10%).

B.    Effective as of January 1, 2032, and annually thereafter (i.e. January 1, 2033 and January 1, 2034), the Annual Fixed Rent Rate shall be adjusted to be an amount equal to the greater of (i) the Annual Fixed Rent Rate last in effect, or (ii) the product of the Annual Fixed Rent Rate last in effect multiplied by a fraction, the numerator of which shall equal the CPI for November of the prior year (or, if not available, as published for the prior month closest ] to November of the prior year) and the denominator of which shall consist of the CPI as published for November of the year two (2) years’ prior (or, if not available, as published for the prior month closest to November the year two (2) years’ prior), with the Increase, and only such Increase, then being discounted by twenty-five percent (25%).

By way of example only, if the CPI for September 2023 was 325.0 and the CPI for November 2030 was 357.5, then the Annual Fixed Rent for the period of time from January 1, 2031 to December 31, 2031 would be $533,072.34, as determined by performing the following calculations:

September 2023 CPI	325.0
November 2030 CPI	357.5
Increase	10.00%
Increase discounted by 25%	7.5%
$495,881.24 x 1.075 (i.e., 7.5% increase)	$533,072.34

Once determined, Tenant shall pay the adjusted amount of the Annual Fixed Rent Rate through the remainder of each applicable calendar year of the First Extended Term. For any part of the First Extended Term during which the Fixed Rent Rate has not yet been finally determined, Tenant shall make payments to Landlord on account of Fixed Rent at the rate per square foot of Rentable Floor Area of the Premises last paid under the Lease. The parties shall adjust for any underpayment upon final determination of such rent. If the aforesaid Consumer Price Index is not in existence at the time of the adjustment, the parties shall use such equivalent price index as is published by any successor governmental agency in lieu of the Consumer Price Index, or by such nongovernmental agency as may then be publishing such an equivalent price index.

1 As of the Effective Date, such CPI can be found at: https://www.bls.gov/regions/northeast/data/consumerpriceindex boston table.htm

Fixed Rent and Additional Rent on account of Tenant’s Percentage of Taxes and Operating Costs shall continue to be paid at the same time and in the same manner as currently set forth in Article 4 of the Lease.

4.    Tenant represents to Landlord it has dealt with no broker in connection with this Amendment, and in the event of any claims for commissions against Landlord by any broker predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold harmless Landlord against any such claims.

5.    Tenant represents and warrants to Landlord that, to the best of Tenant’s actual knowledge, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, (b) Tenant has no claims, defenses, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant, and (c) all allowances provided to Tenant, have been paid in full by Landlord to Tenant, and Landlord has no further obligations with respect thereto or to the construction of the Premises.

6.    Landlord and Tenant each represent, as to itself, (a) that it is validly existing and in good standing in the state where it was organized; (b) that it has the authority and capacity to enter into this Amendment and perform all of its obligations hereunder; (c) that all necessary action has been taken in order to authorize it to enter into and perform all of its obligations hereunder; and (d) that the person executing this Amendment on its behalf is duly authorized to do so.

7.    This Amendment contains the entire agreement of the parties regarding the subject matter hereof. There are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, among them, relating to this subject matter, other than as set forth herein.

8.    This Amendment shall not be valid and binding until executed and delivered by Landlord, and may be executed in identical counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. Any facsimile, transmittal by PDF or other means of electronic transmittal of original signature versions of this Amendment shall be considered to have the same legal effect as execution and delivery of the original document. The parties agree that execution of this Amendment by means of DocuSign is acceptable and shall be valid and binding, having the same legal effect as execution with original wet signatures, and shall be treated in all respects as the original document.

9.    This Amendment shall be construed under the laws of the Commonwealth of Massachusetts and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

10.  From and after the date of this Amendment all references to the “Lease” shall mean the Lease, as amended by this Amendment.

Signatures appear on the following page

Except as amended hereby, the Lease is ratified and confirmed in all respects, and shall continue in full force and effect according to its terms, as amended.

Executed under seal as of the Effective Date.

LANDLORD:

NWP RETAIL 18 LLC,

a Massachusetts limited liability company

By: NWP Retail LLC,

a Massachusetts limited liability company

By: NWP Capital LLC,

a Massachusetts limited liability company,

its Sole Member and Authorized Signatory

By: NDC Asset Manager LLC

By:              /s/ Peter Nordblom

Name: Peter Nordblom
as Manager and not individually

By:               /s/ Crosby Nordblom

Name: Crosby Nordblom
as Manager and not individually

TENANT:

LEMAITRE VASCULAR, INC. a Massachusetts corporation

By:	/s/ George W. LeMaitre
	Name:	George W. LeMaitre
	Title:	CEO & Chairman